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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        INVESCO VAN KAMPEN TRUST FOR INVESTMENT GRADE NEW YORK MUNICIPALS

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Trust for Investment Grade New York Municipals was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Class III Trustees, three by the holders of the Common Shares and one by the holders of the Preferred Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                                                 Votes
Matter                                                          Votes For       Withheld
------------------------------------------------------------    ---------       --------
(1) R. Craig Kennedy........................................    14,258,571      46,478
    Jack E. Nelson..........................................    14,237,915      67,134
    Colin D. Meadows........................................    14,251,464      53,585
    Hugo F. Sonnenschein (P)................................         2,492         148

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(P)   Election of trustee by preferred shareholders only.